                                                                   EXHIBIT 99.2



                  [LITHIUM TECHNOLOGY CORPORATION LETTERHEAD]

                                                                   NEWS RELEASE


FOR IMMEDIATE RELEASE
---------------------



                         LITHIUM TECHNOLOGY CORPORATION
                  ANNOUNCES $1.75 MILLION PRIVATE FINANCING


PLYMOUTH MEETING, PENNSYLVANIA, OCTOBER 28, 1996 -- Lithium Technology Corporation (OTC Bulletin Board: LITH) today announced that it has closed a convertible note financing of $1.75 million from non-U.S. based investors. The Company intends to repay the convertible notes with funds received in the Company's proposed $7 to $10 million secondary public offering, announced on October 14, 1996.

Lithium's president David J. Cade said "We are pleased that the investors have demonstrated such confidence in the Company and its technology. This interim financing will enable us to continue to accelerate the manufacturing scale-up of our advanced lithium-polymer batteries".

Under the terms of the agreement, the lenders will receive shares of common stock as compensation for the financing. The securities were issued outside the Unitied States in accordance with Regulation S under the Securities Act of 1933.

Lithium Technology Corporation is developing a new generation of solid state rechargeable batteries for portable electronic devices. The Company's patented and proprietary technology uses high performance fibers in composite battery structures and web carrier processes for manufacturing.




CONTACT:  Shareholder Relations
          Lithium Technology Corporation
          (610) 940-6090 Ext. 109